Exhibit 99.28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated February 28, 2025 on the financial statements and financial highlights of the Robinson Tax Advantaged Income Fund and Robinson Opportunistic Income Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2025